EXHIBIT 23.2

CONSENT OF APPRAISAL FIRM

                We hereby consent to the inclusion in the Form 8-K/A Statement of Lawson Software, Inc. relating to the acquisition of Intentia International AB, of references to our report regarding the intangible assets of Intentia International AB, provided to you on April 25, 2006, and to references to our firm’s name therein.  In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

Chicago, Illinois

July 17, 2006